Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

February 18, 2014

Inogen, Inc.

326 Bollay Drive

Goleta, California 93117

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Inogen, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,381,545 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2002 Stock Incentive Plan, as amended, 940,257 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2012 Equity Incentive Plan, as amended, 895,346 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Equity Incentive Plan and 179,069 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.